STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1999-BC2

                                TERMS AGREEMENT

                                                           Dated: June 8, 1999

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of June 1, 1999 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 1999-BC2.

Terms of the Series 1999-BC2 Certificates: Structured Asset Securities Corporation, Series 1999-BC2 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class IO, Class M1, Class M2, Class M3, Class B, Class P, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable and fixed rate, fully amortizing and balloon, conventional, first and junior lien residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class IO, Class M1, Class M2, Class M3 and Class B Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-68513.

Certificate Ratings: It is a condition to the issuance of the Class A1, Class A2 and Class A3 Certificates that they be rated "AAA" by each of Duff & Phelps Credit Rating Co. ("DCR") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P," and together with DCR, the "Rating Agencies"). It is a condition to the issuance of the Class IO Certificates that they be rated "AAAr" by S&P and "AAA" by DCR. It is a condition to the issuance of the Class M1 Certificates that they be rated "AA" by each of the Rating Agencies. It is a condition to the issuance of the Class M2 Certificates that they be rated "A" by each of the Rating Agencies. It is a condition to the issuance of the Class M3 Certificates that they be rated "A-" by each of the Rating Agencies. It is a condition to the issuance of the Class B Certificates that they be rated "BBB" by each of the Rating Agencies.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  May 1, 1999.

Closing Date: 10:00 A.M., New York time, on or about June 10, 1999. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                             LEHMAN BROTHERS INC.

                                             By: /s/ Joseph J. Kelly
                                                -----------------------
                                             Name:    Joseph J. Kelly
                                             Title:   Vice President

Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION

By: /s/ Stanley Labanowski
    -----------------------------
     Name:     Stanley Labanowski
     Title:    Vice President


                                                     Schedule 1

                                                                                       Purchase
                        Initial Certificate Principal        Certificate                 Price
        Class               or Notional Amount(1)           Interest Rate              Percentage
-------------------     -----------------------------       -------------              ----------
Class A1                              140,129,000                (2)                    100.00%
Class A2                               75,577,000                (2)                    100.00%
Class A3                              157,000,000                (2)                    100.00%
Class IO                                (3)                      8.00%                    6.00%
Class M1                               26,119,000                (2)                    100.00%
Class M2                               17,187,000                (2)                    100.00%
Class M3                                3,878,000                (2)                    100.00%
Class B                                 9,023,000                (2)                    100.00%
-----------------

     (1)  Approximate.
     (2) Interest will accrue on the Class A1, Class A2, Class A3, Class M1, Class M2, Class M3 and Class B Certificates at the applicable per annum rate described in the Prospectus Supplement.
     (3) The Class IO Certificate will be an interest-only Certificate and will accrue interest on a notional principal amount ("Notional Amount") as described in the Prospectus Supplement.